Exhibit (d)(5)

February 11, 2011

Matt Cwertnia

Senior Partner

ACOF Operating Manager III, LLC (“you”)

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

Re:          Confidential Information and Evaluation Material

Cowen and Company, LLC (“Cowen”), is acting on behalf of Global Defense Technology & Systems, Inc. (the “Company”) to explore a possible strategic transaction involving the Company and you or one or more investment funds under common control with you (“Affiliated Funds”) (the “Transaction”).  In that connection, you have requested financial and other information concerning the business and affairs of the Company.  In consideration of furnishing you and your Affiliated Funds and your and their respective directors, officers, managers, employees, agents, advisors (including financial advisors, attorneys, accountants and consultants) and potential equity and debt financing sources (including such financing sources’ directors, officers, employees, agents and advisors) (collectively, such persons, including your Affiliated Funds, to whom such information has been provided or otherwise made available by you or on your behalf or by the Company or on its behalf, “Representatives”) such financial and other information, you agree to treat, and to cause your Representatives to treat, such information furnished to you by or on behalf of the Company or its Representatives, information that you may be contemplating  a Transaction and all analyses, compilations, studies and other material containing or reflecting, in whole or in part, any such information (collectively, “Evaluation Material”), as follows:

1.                                       You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained

Cowen and Company, LLC

599 Lexington Avenue

New York, NY 10022

TEL 1 646 562 1000

www.cowen.com

therein is disclosed to any third party in violation of this Agreement.

2.                                       The term “Evaluation Material” includes “Transaction Information” (as defined below) but neither Evaluation Material nor Transaction Information includes any information which (a) is already lawfully in your or your Representatives’ possession, provided that such information is not known by you or such Representative to be subject to another confidentiality agreement or other obligation of confidentiality with the Company or another party, (b) has been made public other than by acts by you or your Representatives in violation of this agreement or other obligation of confidentiality, or (c) becomes available to you or your Representatives on a nonconfidential basis from a source that is entitled to disclose it on a nonconfidential basis or (d) was or is independently developed by you or your Representatives without reference to the Evaluation Material.

3.                                       You agree that the Evaluation Material will be kept confidential and will be used solely for the purpose of evaluating the Transaction.  You agree not to disclose any of the Evaluation Material to any third party, in any manner whatsoever, in whole or in part, without the prior written consent of the Company or as otherwise permitted by this Agreement, except that you may disclose the Evaluation Material or portions thereof to your Representatives who need to know such information (and who agree to use such information solely) for the purpose of evaluating the Transaction, which Representatives shall be informed of the confidential nature of the Evaluation Material and shall be directed to comply with the terms of this agreement applicable to them as Representatives and not to disclose any of the Evaluation Material to any other party other than your Representatives or as otherwise permitted by this Agreement.  You shall be responsible for any breach of this agreement by any of your Representatives of the terms applicable to them.

4.                                       In the event that you or your Representatives are requested by law, legal process, regulation, or regulatory or self-regulatory authority to disclose any Evaluation Material, you or such Representative will, unless prohibited by law, give the Company prompt notice of such request so that the Company may seek (at its sole expense) an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request).  If, in the absence of a protective order, you or your Representatives are nonetheless legally compelled to disclose such Evaluation Material, you or your Representatives, as the case may be, will furnish only that portion of the Evaluation Material as you or such Representative are advised by counsel is legally required, in which case you and such Representatives will not be subject to liability hereunder; provided, however, that, unless prohibited by law, you or such Representative give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and use your respective commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

5.                                       Without the prior written consent of the Company, neither you nor any of your Representatives will disclose to any person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a Transaction involving the Company or any of the terms, conditions or other facts with respect to such Transaction, including the status thereof or the subject matter of this agreement (collectively, the “Transaction Information”).

You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

6.                                       You hereby represent that, as of the date hereof, you and your affiliates (as such term is defined in Rule 12b-2 under Exchange Act), beneficially own in the aggregate less than 1% of the outstanding voting equity securities of the Company, provided that you make no such representation in respect of the portfolio companies of your Affiliated Funds.

7.                                       Except as contemplated by the Transaction, for a period ending on the earlier of (x) two years from the date hereof and (y) the announcement by the Company that it has entered into a transaction to sell directly or indirectly 50% or more of the Company’s outstanding capital stock to a third party or group of third party investors, you and your affiliates, as defined in Rule 12b-2 under the Exchange Act, to whom Evaluation Material is provided or otherwise made available by you or on your behalf or by the Company or on its behalf will not (and you and they will not assist or encourage others to), directly or indirectly:

(a)          acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company’s assets or businesses or any voting equity securities issued by the Company, or any bank debt, claims or other obligations of the Company, or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); or

(b)         seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; or

(c)          enter into any discussions, negotiations, arrangements or understandings with any third party (other than your Representatives) with respect to any of the foregoing; or

(d)         seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing.

8.                                       You understand and agree that (i) the Company and Cowen shall be free to conduct the process relating to the Transaction as they in their sole discretion shall determine (including, without limitation, conduct of the due diligence process, negotiating with any of the prospective parties and entering into an agreement to effect a Transaction without prior notice to you or any other person), (ii) any procedures relating to such Transaction may be changed at any time without notice to you or any other person and (iii) you shall not have any rights or claims whatsoever against the Company, Cowen or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than any rights or claims arising out of any definitive written purchase agreement with you or one of your Affiliated Funds (“Purchase Agreement”) in accordance with its terms).  You agree that unless and until a Purchase Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this or any written or oral expression with respect to a Transaction by any of the Company’s or your directors, officers, employees, agents, advisors or other representatives.  All inquiries, requests for information and other communications with the Company in respect of the Transaction shall be made through Cowen, provided that the foregoing shall not prohibit communications in the ordinary course of business not concerning the Transaction.

9.                                       In the event that the Transaction is not consummated, neither you nor your Representatives shall, without the prior written consent of the Company, use any of the Evaluation Material for any purpose.  Upon the Company’s request, you will promptly return to the Company or destroy all copies of all Evaluation Material furnished to you or your Representatives and will destroy all analyses, compilations, summaries, studies and other material in your possession prepared by you or your Representatives based in whole or in part on, or otherwise containing or reflecting any of, the Evaluation Material and direct your Representatives to do the same.  You hereby agree to promptly certify in a letter to the Company that the return or such destruction by you and your Representatives has been accomplished. Notwithstanding the foregoing, you and your Representatives may retain Evaluation Material pursuant to legal, regulatory or professional requirements and internal document retention policies; provided that such retained Evaluation Material (i) remains subject hereto and (ii) is readily accessible only by IT, legal and other non-business personnel.

10.                                 You understand that except as and to the extent provided in a Purchase Agreement, when, as and if it is executed and delivered (and subject to the restrictions and conditions specified therein), neither the Company nor any of its Representatives (including Cowen) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and you agree that neither the Company nor any of its Representatives shall have any liability to you or any other party resulting from any use or reliance on the Evaluation Material.

11.                                 You agree that for a period of two years from the date hereof neither you nor any of your affiliates to whom Evaluation Material has been provided or otherwise been made available by you or on your behalf or by the Company or on its behalf or agents acting on your behalf will, without the prior written consent of the Company, solicit to employ any person who is at the time an employee of the Company with whom you have come into contact or otherwise become aware during your evaluation of the Transaction, provided, however, that the foregoing provision will not prevent you from (i) employing any such person who you can demonstrate contacted you on his or her own initiative without any direct or indirect solicitation by or encouragement from you; (ii) engaging in any general solicitation of employees that is not targeted at any such employees or hiring any respondents thereto; or (iii) soliciting or hiring any employee whose employment with the Company has been terminated at least six months prior to the commencement of any such solicitation or employment discussions between you and such employee.  You also agree that until the earlier of (a) the consummation of a Transaction between the Company and you or (b) eighteen (18) months from the date hereof, neither you nor any of your affiliates to whom Evaluation Material has been provided or otherwise made available by you or on your behalf or by the Company or on its behalf or agents acting on your behalf will, without the prior written consent of the Company, initiate or maintain contact (except in the ordinary course of business) with any officer, director, employee, supplier, distributor, broker or customer of the Company for the purposes of obtaining information regarding the Transaction, provided that the foregoing shall not prohibit you or your Representatives (or any other person acting at you or your Representative’s instruction) from conducting market diligence that is not specifically targeted at the Company.

12.                                 You agree that money damages may not be a sufficient remedy for any breach of this agreement by you or your Representatives, and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

13.                                 No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.  No provision of this agreement may be waived, amended or modified, in whole or in part, nor any consent given, except by way of a writing signed by a duly authorized representative of the Company, which writing specifically refers to this agreement and the provision so amended or modified or for which such waiver or consent is given.  In the event that any provision of this agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby.  This agreement is not intended to be a letter of intent or agreement in principle, or otherwise commit or bind the Company or you, to negotiate the terms of the proposed Transaction or to consummate the Transaction contemplated herein.

14.                                 This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein, without giving effect to its conflicts of laws, principles or rules.  Each party hereto consents to personal jurisdiction in New York and voluntarily submits to the jurisdiction of the courts of New York in any action or proceeding with respect to this agreement, including the federal district courts located in New York.  You agree that you may be served with process at your registered address.  The parties waive the right to a trial by jury in any dispute arising under this agreement.

15.                                 This agreement shall terminate three years from the date hereof.

Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below and returning it to Cowen.

Very truly yours,

Global Defense Technology & Systems, Inc.

By: COWEN AND COMPANY, LLC
As Agent

		By:	/s/ Ted Thoma

Name: Ted Thoma
Title: Vice President

Accepted and Agreed to:

ACOF Operating Manager III, LLC

By:	/s/ Joshua M. Bloomstein

Name: Joshua M. Bloomstein
Title: Authorized Signatory